Exhibit (a)(4): Certificate of Establishment and Designation for the
      --------------               Capital Value T Shares


                       THE NOTTINGHAM INVESTMENT TRUST II


                           Certificate of Designation
                           Capital Value Fund T Shares


         The undersigned, being the Secretary of Nottingham Investment Trust II (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.2 and Section 11.4 of the Agreement and Amended and Restated Declaration of Trust of the Trust, as amended from time to time (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on September 27, 1999, the Declaration of Trust is amended as follows:

         (1) Designation. There is hereby established and designated as of that date the T Shares to the Capital Value Fund. The beneficial interest in the T Shares possessing a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the T Shares of the Capital Value Fund. The T Shares of the Capital Value Fund shall have the rights and preferences provided in Section 6.2 of the Declaration of Trust and the Amended and Restated Rule 18f-3 Multi-Class Plan of the Trust, as amended from time to time.

         (a)  Amendment,  etc.  Subject to the  provisions  and  limitations  of
Section 11.4 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Fund, such amendment may be adopted by an instrument signed in writing by a Majority of the Trustees (or an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 10.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote, without regard to Series.

         (b) Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of The Commonwealth of Massachusetts.

         The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.





IN WITNESS WHEREOF, the undersigned has set his hand and seal effective as of the 27th day of September, 1999.





                            /s/ C. Frank Watson, III
                           __________________________________
                           C. Frank Watson, III, Secretary

                                 ACKNOWLEDGEMENT

                                 NORTH CAROLINA



    Nash        County, ss.:                September 27, 1999
_____________                               ____________     _







         Then personally appeared the above named C. Frank Watson, III, and acknowledged the foregoing instrument to be his free act and deed. Before me,


                                                 Sarah W. Narron
        [Notary Seal]                      _____________________________
                                                  Notary Public




My commission expires:  November, 30, 2002
                       _________________________